Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2014 Fourth Quarter and Full Year Financial Results

VAN NUYS, Calif. - August 11, 2014 - Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the fiscal 2014 fourth quarter and year ended May 31, 2014.

“Electro Rent’s fiscal 2014 results reflected both the achievements and difficulties of the past year,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “We attained some real success in several markets, with substantial increases in our telecommunications business, continued growth in the industrial arena, rising sales of used equipment, and continued improvements in Europe and in Asia. While our rental and lease business grew modestly, we encountered challenges in the aerospace, defense and semiconductor sectors, tempering results in our North American operations, as competition in the marketplace and price pressure from many of our customers made operating life more difficult."

“We have done a solid job maintaining our current market share, and believe there is a clear new mandate going forward for Department of Defense (“DOD”) contractors to find ways to manufacture critical systems necessary for our defense at lower costs,” Greenberg said. “Ongoing pricing and cost pressures from the DOD proved to be far more complicated and longer lasting than we had hoped, with sequestration representing only one of a complicated set of impacts. In our judgment, rentals will become a more critical focus in the decision making process, as the best, strongest and most productive companies will need to turn to rentals as one of their equipment procurement choices to avoid large upfront capital costs.”

Total revenues for the fourth quarter of fiscal 2014 rose to $61.1 million from $60.4 million last year. Rental and lease revenues amounted to $34.1 million for the 2014 fourth fiscal quarter, versus $35.5 million a year ago. Sales of equipment and other revenues advanced to $27.0 million for the fourth quarter of fiscal 2014 from $24.9 million for the prior-year fourth quarter.

Selling, general and administrative expenses totaled $15.6 million, or 25.6% of total revenues, for the fiscal 2014 fourth quarter, compared with $14.9 million, or 24.7% of total revenues, for the same quarter last year. The increase reflected continued investment in the company’s overseas operations, the strengthening of its IT and financial infrastructure, and expansion of its sales and marketing organization in support of future opportunities.

Total operating expenses were $53.8 million for the fiscal 2014 fourth quarter, compared with $50.6 million a year ago. The increase was associated, in part, with increased cost of sales related to higher sales of new and used equipment.

Operating profit for the fourth quarter of fiscal 2014 was $7.3 million, or 11.9% of total revenues, compared with $9.8 million, or 16.2% of total revenues, for the fourth quarter of fiscal 2013. The decline primarily reflected an increase in lower margin sales, which was more than offset by decreases in higher margin rentals and other revenues, as well as increased SG&A expenses.

Net income was $4.6 million, or $0.19 per diluted share, for the fiscal 2014 fourth quarter, versus $6.4 million, or $0.26 per diluted share, for the same quarter last year.

The company’s effective tax rate was 37.7% for the fourth quarter of fiscal 2014, compared with 35.0% for the same quarter last year. The 2013 rate was lower principally related to lower tax rates on earnings from our foreign subsidiaries and lower state taxes resulting from income apportionment revisions.

Rental equipment additions for the fiscal 2014 fourth quarter totaled $15.5 million, compared with $16.2 million last year.

Total revenues for fiscal 2014 were $241.1 million, compared with $248.7 million a year ago. Rental and lease revenues for fiscal 2014 were $137.4 million, versus $136.6 million for fiscal 2013. Equipment sales and other revenues were $103.7 million for fiscal 2014, compared with $112.1 million last year.

SG&A expenses totaled $58.9 million, or 24.4% of total revenues, for fiscal 2014, versus $56.5 million, or 22.7% of total revenues, a year ago. Total operating expenses for fiscal 2014 were $209.0 million, compared with $212.0 million one year ago.

Operating profit for fiscal 2014 amounted to $32.1 million, or 13.3% of total revenue, compared with $36.7 million, or 14.8% of total revenue, in the prior year.

For the full 2014 fiscal year, net income was $20.4 million, or $0.84 per diluted share, versus $22.8 million, or $0.94 per diluted share, for fiscal 2013.

The company’s effective tax rate was 37.3% for fiscal 2014, compared with 38.7% last year. The decrease related to more income being apportioned to states with lower tax rates, resulting in a lower effective state rate for fiscal 2014, as well as tax credits in certain foreign jurisdictions.

Rental equipment purchases for fiscal 2014 were $58.2 million, versus $63.5 million last year.

The net book value of Electro Rent's equipment was $221.9 million at May 31, 2014, compared with $234.9 million at May 31, 2013.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Keysight Technologies (formerly Agilent) resale agreement of $10.7 million at May 31, 2014, versus $7.6 million last year. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.9 million for the fourth quarter of fiscal 2014 and $19.7 million for the full fiscal year. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 5.2% yield on the August 8, 2014 closing share price of $15.44.

Total shareholders' equity at May 31, 2014 rose to $231.0 million, or $9.62 per share, from $228.5 million, or $9.52 per share, at May 31, 2013.

Electro Rent’s cash and cash equivalents balance was $5.9 million at the end of fiscal 2014, compared with $10.4 million at the end of fiscal 2013. The decline related principally to the repayment of debt. The company had no bank borrowings at May 31, 2014, compared with $10.0 million at May 31, 2013 and a high of $23.0 million in December 2012, when the company paid its special dividend.

“We are moving closer to achieving our long-term goals of expanding our customer and product base, while finding new ways to provide additional services and benefits to existing customers and focusing on areas of opportunity in the telecommunications and industrial sectors that we believe hold great promise,” said Greenberg. “We enter the new fiscal year with much enthusiasm, but also with realistic expectations given current market forces. Economic uncertainty and other pressures on our business continue to delay the fundamental changes we think are essential to the future of the sectors we serve, but with these pressures building, the solutions we have envisioned and presented to key customers have more strength and relevance today than at any time in the past. Although we cannot control the outside factors that are impacting our customers’ businesses, our considerable industry know-how and financial flexibility should allow us to keep pace with the continually changing environment.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2014	2013	2014	2013
Revenues:
Rentals and leases	$34,070	$35,514	$137,417	$136,591
Sales of equipment and other revenues	27,007	24,852	103,720	112,140
Total revenues	61,077	60,366	241,137	248,731
Operating expenses:
Depreciation of rental and lease equipment	14,059	14,335	57,034	56,795
Costs of rentals and leases, excluding depreciation	4,189	4,137	18,292	17,788
Costs of sales of equipment and other revenues	19,952	17,210	74,752	80,894
Selling, general and administrative expenses	15,621	14,914	58,920	56,543
Total operating expenses	53,821	50,596	208,998	212,020
Operating profit	7,256	9,770	32,139	36,711
Interest income, net	112	58	387	402
Income before income taxes	7,368	9,828	32,526	37,113
Income tax provision	2,775	3,436	12,118	14,359
Net income	$4,593	$6,392	$20,408	$22,754
Earnings per share:
Basic	$0.19	$0.26	$0.84	$0.94
Diluted	$0.19	$0.26	$0.84	$0.94
Shares used in per share calculation:
Basic	24,336	24,240	24,325	24,266
Diluted	24,382	24,306	24,357	24,269

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	May 31, 2014	May 31, 2013
ASSETS
Cash and cash equivalents	$5,946	$10,402
Accounts receivable, net of allowance for doubtful accounts of $555 and $457	34,970	34,350
Rental and lease equipment, net of accumulated depreciation of $237,150 and $224,397	221,888	234,856
Other property, net of accumulated depreciation and amortization of $18,983 and $18,873	13,122	13,826
Goodwill	3,109	3,109
Intangibles, net of accumulated amortization of $1,632 and $1,468	873	1,037
Other assets	22,150	21,346
	$302,058	$318,926
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Bank Borrowings	$—	$10,000
Accounts payable	7,279	7,479
Accrued expenses	14,472	15,866
Deferred revenue	7,537	7,292
Deferred tax liability	41,812	49,740
Total liabilities	71,100	90,377
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued	—	—
Common stock, no par - shares authorized 40,000,000; issued and outstanding May 31, 2014 - 24,007,709; May 31, 2013 - 23,995,626	39,252	37,724
Retained earnings	191,706	190,825
Total shareholders’ equity	230,958	228,549
	$302,058	$318,926